Exhibit 99.1

Bruker Corporation Appoints Gerald Herman as Chief Financial Officer

BILLERICA, Massachusetts — June 6, 2018 — Bruker today announced that it has appointed Gerald N. Herman to serve as the Company’s Chief Financial Officer (CFO), effective immediately.

Mr. Herman commented: “Bruker is a leader in several life science tools and molecular diagnostics markets, and we have unique opportunities in front of us to extend our innovative thinking into adjacent new markets and applications.  It is an exciting time to work alongside Frank and the Bruker leadership team to execute our strategies, including accelerating revenue growth and expanding operating margins, as well as our working capital, tax, and capital deployment initiatives, to drive value for our shareholders.”

Mr. Herman brings more than 30 years of financial, accounting and operations leadership experience to Bruker’s CFO position.  He joined Bruker in 2016 as Vice President and Corporate Controller, and in March of 2018 he was appointed as Interim CFO.  Prior to Bruker, Mr. Herman served in senior executive positions with various global publicly traded companies, including as Corporate Vice President - Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013.  Prior to 2008, Mr. Herman was Vice President - Corporate Controller of Presstek, Inc.  He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987.  Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration (MBA) from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Frank Laukien, Bruker’s President and CEO, stated: “On behalf of Bruker’s Board and executive leadership team, I am very pleased to congratulate Gerald on his appointment.  Gerald’s leadership skills and deep background in finance and operations, including extensive international and manufacturing experience, are a great fit for Bruker.  As we execute on our dual strategy of portfolio transformation and operational excellence, I am confident that Gerald will help us to continue to deliver on our growth and financial commitments.”

About Bruker Corporation (NASDAQ: BRKR)

Bruker is enabling scientists to make breakthrough discoveries and develop new applications that improve the quality of human life. Bruker’s high-performance scientific instruments and high-value analytical and diagnostic solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels. In close cooperation with our customers, Bruker is enabling innovation, improved productivity and customer success in life science molecular research, in applied and pharma applications, in microscopy and nanoanalysis, and in industrial applications, as well as in cell biology, preclinical imaging, clinical phenomics and proteomics research and clinical microbiology. For more information, please visit: www.bruker.com .

Investor Contact:

Miroslava Minkova

Director, Investor Relations & Corporate Development

Bruker Corporation

T: +1 (978) 663 — 3660, ext. 1479

E: miroslava.minkova@bruker.com